Exhibit 10.1

LONG BLOCKCHAIN CORP.

12-1 Dubon Court

Farmingdale, NY 11735

January 23, 2019

Magnum Vending Corp. &

Philip J. Thomas

45 Herbert Drive

New Hyde Park, NY 11040

Re:	Expense Reimbursement

Ladies and Gentlemen:

Reference is made to (i) that certain letter agreement (the “Reimbursement Agreement”), dated as of November 23, 2015, by and among Magnum Vending Corp. (“Magnum”), Philip Thomas (“Thomas”) and Long Blockchain Corp. (formerly Long Island Iced Tea Corp., the “Company”), and (ii) the no-interest advance made by Thomas to the Company in the amount of $85,000 on or about March 2018 (the “Advance”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Reimbursement Agreement.

This letter agreement confirms that the Reimbursement Agreement is hereby terminated in full and shall be of no further force and effect, and that the Advance shall be deemed discharged in full, in each case as of the date hereof. In connection with, and without limiting, the foregoing, the parties hereby agree:

1. Magnum hereby irrevocably waives any right to receive any further amounts with respect to the Reimbursement Agreement, whether or not accrued as of the date hereof.

2. Thomas hereby irrevocably waives any right to receive any further amounts with respect to the Advance, whether or not accrued as of the date hereof.

3. The Company hereby (i) waives the right to receive the Machines upon satisfaction of the conditions set forth in the Reimbursement Agreement, (ii) agrees to transfer to Magnum the product listed on Schedule A hereto (the “Product”), and (iii) agrees to transfer to Magnum the vehicles listed on Schedule B hereto (the “Vehicles”).

4. All outstanding debts, liabilities and obligations owing by the Company to Magnum and Thomas in connection with the Reimbursement Agreement and the Advance are satisfied in full and the Company shall be released from any liability therefor. Magnum hereby assumes all existing liabilities of the Company and its subsidiaries, and all liabilities of such persons hereafter incurred, arising out of, relating to or in connection with the Machines and the operation thereof, the Product and the Vehicles (including without limitation any liabilities for commissions on sales of product from the Machines).

5. As of the date hereof, the Company hereby forever releases and discharges Magnum and Thomas, and Magnum’s officers, directors, employees, agents, affiliates, representatives, successors and assigns (collectively, the “Magnum Released Parties”), from any and all claims, causes of actions, damages and liabilities of any nature whatsoever, known or unknown, which such person ever had, now has or might hereafter have against the Magnum Released Parties which relates, directly or indirectly, to any of the Reimbursement Agreement, the Advance or the transactions relating thereto, to the extent that any such claim, cause of action, damage or liability shall be based in whole or in part upon facts, circumstances, actions or events existing on or prior to the date hereof, except to the extent such claim, cause of action, damage or liability relates to this letter agreement.

6. As of the date hereof, Magnum and Thomas hereby forever release and discharge the Company, and its officers, directors, employees, agents, affiliates, representatives, successors and assigns (collectively, the “Company Released Parties”), from any and all claims, causes of actions, damages and liabilities of any nature whatsoever, known or unknown, which such person ever had, now has or might hereafter have against the Company Released Parties which relates, directly or indirectly, to any of the Reimbursement Agreement or the transactions relating thereto, to the extent that any such claim, cause of action, damage or liability shall be based in whole or in part upon facts, circumstances, actions or events existing on or prior to the date hereof, except to the extent such claim, cause of action, damage or liability relates to this letter agreement.

7. Each party covenants and agrees to promptly execute and deliver any additional documents and instruments and perform any additional acts that any party determines may be reasonably necessary or desirable to effectuate the transactions contemplated hereby.

By executing this letter agreement, Magnum and Thomas hereby indicate their agreement to all of the foregoing. This letter agreement and the rights and obligations hereunder shall not be assigned or transferred in whole or in part by any party hereto without the prior written consent of the other parties. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as provided hereunder. This letter agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This letter agreement will be governed by, and construed under, the laws of the State of New York without regard to the principles of conflicts of law thereunder. This letter agreement may be executed in counterparts, all of which together constitute one and the same instrument.

[Signature Page Follows]

Kindly acknowledge your acceptance of this letter agreement by executing in the space provided below.

Sincerely,

LONG BLOCKCHAIN CORP.

By:	/s/ Andy Shape
Andy Shape
Chief Executive Officer

Acknowledged and agreed:

MAGNUM VENDING CORP.

By:	/s/ Philip J. Thomas
Name:	Philip J. Thomas
Title:	Manager

/s/ Philip J. Thomas
Philip J. Thomas